UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 3, 2010

Interleukin Genetics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-32715	94-3123681
(Commission File Number)	(IRS Employer Identification No.)

135 Beaver Street Waltham, MA	02452
(Address of Principal Executive Offices)	(Zip Code)

(781) 398-0700
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01           Entry into a Material Definitive Agreement.

On March 3, 2010, Interleukin Genetics, Inc. (“Interleukin”) entered into a placement agent agreement with Rodman & Renshaw, LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of up to 4,375,002 shares of Interleukin’s common stock and warrants to purchase up to 1,750,000 shares of common stock in a registered direct public offering.  Interleukin has agreed to pay the Placement Agent an aggregate fee equal to 4.5% of the gross proceeds received in the offering.  In addition, Interleukin has agreed to reimburse the Placement Agent for expenses incurred by it in connection with the offering in an amount up to 0.75% of the gross proceeds received by Interleukin in the offering, but in no event in excess of $25,000.

Also on March 5, 2010, Interleukin and certain institutional investors entered into a securities purchase agreement, pursuant to which Interleukin agreed to sell an aggregate of 4,375,002 shares of its common stock and warrants to purchase a total of 1,750,000 shares of common stock to such investors for gross proceeds of approximately $5.3 million.  The shares of common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.40 of a share of common stock.  The purchase price per unit is $1.20.  Subject to certain ownership limitations, the warrants are exercisable for a period of five years, beginning immediately upon issuance, at an exercise price of $1.30 per share.

The net proceeds to Interleukin from the registered direct offering, after deducting Placement Agent fees and expenses, Interleukin’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, are expected to be approximately $4.9 million.  The offering is expected to close on or about March 10, 2010, subject to the satisfaction of customary closing conditions.

The shares of common stock, warrants to purchase shares of common stock and shares of common stock issuable upon exercise of the warrants will be issued pursuant to a prospectus supplement dated as of March 5, 2010, to be filed with the Securities and Exchange Commission (“SEC”) in connection with a takedown from Interleukin’s shelf registration statement on Form S-3 (File No. 333-163987), which became effective on January 5, 2010, and the base prospectus dated as of January 5, 2010 contained in such registration statement.

The foregoing summaries of the terms of the placement agent agreement, the securities purchase agreement and the warrants are subject to, and qualified in their entirety by reference to, the placement agent agreement, the securities purchase agreement and the form of warrant, which are filed as Exhibits 1.1, 10.1 and 4.1, respectively, to this report and are incorporated herein by reference.  Each of the placement agent agreement and the securities purchase agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties.  The provisions of the placement agent agreement and the securities purchase agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in Interleukin’s filings with the SEC.

A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the legality of the issuance and sale of the shares of common stock, warrants to purchase shares of common stock and shares of common stock issuable upon exercise of the warrants in the offering is filed as Exhibit 5.1 hereto.

A copy of the press release, dated March 5, 2010, announcing the offering is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01             Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description of Exhibit

1.1	Placement Agent Agreement dated as of March 3, 2010 between Interleukin Genetics, Inc. and Rodman & Renshaw, LLC.

4.1	Form of Common Stock Purchase Warrant to be issued by Interleukin Genetics, Inc. to the investors in the offering.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

10.1	Securities Purchase Agreement, dated March 5, 2010, by and between Interleukin Genetics, Inc. and the investors in the offering.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

99.1	Press release dated March 5, 2010 announcing the offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interleukin Genetics, Inc.
(Registrant)

Date: March 5, 2010	/s/ ELIOT M. LURIER
Eliot M. Lurier
Chief Financial Officer
(Signature)